Exhibit 10.1

AMENDMENT LETTER

To:                       (1)                                         Talbot Holdings Ltd.

(2)                                         Validus Holdings, Ltd.

23 November 2011

$100,000,000 standby letter of credit facility agreement dated 28 November 2007 between Talbot Holdings Ltd. as borrower, Validus Holdings, Ltd. as guarantor, Lloyds TSB Bank plc and ING Bank N.V., London Branch as mandated lead arrangers, ING Bank N.V., London Branch as structuring agent,  Lloyds TSB Bank plc as agent and security trustee and others as amended and restated from time to time (the “Facility Agreement”)

1.                                 We refer to the Facility Agreement. Capitalised terms used but not defined in this letter shall have the meanings given to them in the Facility Agreement.

2.                                 This letter is designated a “Finance Document” as defined in the Facility Agreement.

3.                                 You have requested that Clause 22.2 (Financial definitions) of the Facility Agreement be amended such that the definition of “Minimum Consolidated Net Worth Amount” shall be deleted and replaced with the following:

“Minimum Consolidated Net Worth Amount” shall mean, at any time, an amount which initially shall be equal to $2,589,615,000, which amount shall be increased immediately following the last day of each financial quarter (commencing with the fiscal quarter ending on 31 December 2011) by (i) an amount (if positive) equal to 50% of the Net Income for such financial quarter plus (ii) 50% of the net cash proceeds received from any issuance of shares of common stock of the Original Guarantor during such financial quarter.

4.                                 We hereby agree that such amendment shall take effect upon the date of your countersignature to this letter.

5.                                 Nothing in this letter shall affect the rights of any Finance Party in respect of the occurrence of any Default or Event of Default which is continuing or any Default or Event of Default which arises on or after the date of this letter.

6.                                 Other than in respect of the amendment referred to in paragraph 3 above, this letter is sent without prejudice to any rights or remedies we may have under the Finance Documents arising out of or otherwise connected with the matters referred to therein and the provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

7.                                 This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Please indicate your acceptance of the terms of this letter by signing, dating and returning a copy of this letter to Wholesale Loans Servicing Agency Operations, Lloyds TSB Bank plc, CityMark, 150 Fountainbridge, Edinburgh EH3 9PE, Attention Wholesale Loans Servicing Agency Operations, with a copy by email to Elizabeth Salter at Lloyds TSB Bank plc (Elizabeth.Salter@lloydsbanking.com).

Yours faithfully

Lloyds TSB Bank plc		ING Bank N.V., London Branch
as Agent and Lender		as Lender

By:	/s/ Ian Baggott	By:	/s/ NJ Marchant

We hereby acknowledge and agree to the terms set out above.

Talbot Holdings Ltd.		Validus Holdings Ltd.

By:	/s/ Joseph E. (Jeff) Consolino	By:	/s/ Joseph E. (Jeff) Consolino

Director		President and Chief Financial Officer